Exhibit 99.1

Enphase Energy Reports 88% Year-over-Year Revenue Growth

in Second Quarter 2012 Financial Results

•	Net revenues increased to $55.7 million from $29.6 million year-over-year

•	Gross margin increased to 24.4% from 16.2% year-over-year

PETALUMA, Calif. — August 7, 2012 — Enphase Energy, Inc. (NASDAQ: ENPH), announced today financial results for the second quarter ended June 30, 2012.

Second Quarter Financial Highlights

Net Revenues: Total net revenues for the second quarter ended June 30, 2012 grew 88 percent to $55.7 million from $29.6 million in the second quarter of 2011. Units sold in the second quarter of 2012 increased to 403,000, compared to 204,000 in the second quarter of 2011.

Gross Margin: Gross margin for the second quarter of 2012 was 24.4 percent, compared to 16.2 percent in the second quarter of 2011.

Net Loss: Second quarter of 2012 net loss was $11.4 million, or a loss of $0.29 per share, which compares to a net loss of $10.3 million, or a loss of $9.95 per share in the year-ago quarter. On a non-GAAP basis, the net loss was $7.3 million for the second quarter of 2012, or a loss of $0.19 per share, compared to $9.3 million, or a loss of $8.99 per share, in the year-ago quarter. Non-GAAP results exclude stock-based compensation expense, non-cash interest expense and non-cash gains or losses due to preferred stock warrant revaluations. A reconciliation of GAAP to non-GAAP financial measures is included below.

“Our momentum continued in our second quarter as we lead the solar industry in the transition to microinverters,” said Paul Nahi, CEO of Enphase Energy. “Ongoing robust demand throughout North America points to the fundamental appeal of the Enphase solution, which consists of higher power generation, ease of installation and best-in-class monitoring capabilities. Additionally, during the quarter we expanded our presence in Europe, and believe that the markets there are at the beginning of a fundamental shift from string inverters to microinverters.”

“In our second quarter we achieved year-over-year revenue growth of 88 percent,” said Sanjeev Kumar, CFO of Enphase Energy. “We continued to drive gross margin improvement through enhancements related to cost reductions and scale. Gross margins of 24.4 percent improved by over 810 basis points from the year-ago quarter, and 250 basis points from the first quarter of 2012.”

Business Highlights

•	Six month net revenues increased 106% to $98.3 million year-over-year.

•	Announced the opening of a United Kingdom office and hiring of a country manager to lead expansion in England, Wales, Scotland and Northern Ireland.

•

Began rollout of new commercial programs that offer free training and technical design resources, with plans for additional program announcements. Solarbuzz recently reported that 40 percent of commercial PV projects underway in the U.S. are between 50-500kW.

•	Announced the deployment of a small commercial solar array on Busch Stadium, home of the St. Louis Cardinals. The 26kW array was constructed by Microgrid Solar.

•	Unveiled a new version of Enlighten monitoring and management software with dozens of new features to streamline maintenance and operations of Enphase solar arrays for commercial installers.

Business Outlook

Enphase Energy expects net revenues for the third quarter of 2012 to be within a range of $59 million to $63 million, and for gross margin to be within a range of 23.5 percent to 25 percent.

Conference Call Information

Enphase Energy will host a conference call for analysts and investors to discuss its second quarter results today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). Open to the public, investors may access the call by dialing +1-877-643-7157, passcode 97426639. A live webcast of the conference call will also be accessible from the “Investor Relations” section of the company’s website at investor.enphase.com. Following the webcast, an archived version will be available on the website for 30 days. In addition, an audio replay of the conference call will be available approximately two hours after the conclusion of the call. To hear the replay, parties in the United States and Canada should call +1-855-859-2056 and enter passcode 97426639. International parties can access the replay at +1-404-537-3406 and should enter passcode 97426639.

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements related to Enphase Energy’s financial performance, market demands for its microinverters, advantages of its technology, market trends and future financial performance. These forward-looking statements are based on the company’s current expectations and inherently involve significant risks and uncertainties. Enphase Energy’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to: the future demands for solar energy solutions; the reduction, elimination or expiration of government subsidies and economic incentives for on-grid solar electricity applications; the company’s ability to achieve broad market acceptance of its microinverter systems and to develop new and enhanced products in response to customer demands and rapid market and technological changes in the solar industry; the success of competing solar solutions that are or become available; the company’s ability to effectively manage the growth of its organization and expansion into new markets and to maintain or achieve anticipated product quality, product performance and cost metrics; competition and other factors that may cause potential future price reductions for its products; the company’s ability to optimally match production with demand and dependence on a limited number of outside contract manufacturers and lack of supply contracts with these manufacturers; general economic conditions in domestic and international markets; and other risks detailed in the “Risk Factors” and elsewhere in Enphase Energy’s Securities and Exchange Commission filings and reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2012. Enphase Energy undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

A copy of this press release can be found on the investor relations page of Enphase Energy’s website at investor.enphase.com.

About Enphase Energy, Inc.

Enphase Energy delivers microinverter technology for the solar industry that increases energy production, simplifies design and installation, improves system uptime and reliability, reduces fire safety risk and provides a platform for intelligent energy management. Our semiconductor-based microinverter system converts energy at the individual module level and brings a system-based, high technology approach to solar energy generation. www.enphase.com

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Contacts

Media Relations

Christine Bennett, Enphase Energy

Global Corporate Communications Manager

pr@enphaseenergy.com

+1-707-763-4784

Or

Investor Relations

David Niederman, The Blueshirt Group

+1-415-217-7722

ENPHASE ENERGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net revenues	$55,697	$29,592	$98,297	$47,661
Cost of revenues	42,096	24,785	75,389	40,206

Gross profit	13,601	4,807	22,908	7,455

Operating expenses:
Research and development	8,655	6,143	16,497	11,488
Sales and marketing	6,360	4,265	11,409	7,275
General and administrative	6,091	3,889	11,787	7,139

Total operating expenses	21,106	14,297	39,693	25,902

Loss from operations	(7,505)	(9,490)	(16,785)	(18,447)
Other expense, net:
Interest income	14	—	14	4
Interest expense	(3,405)	(460)	(4,884)	(740)
Other income (expense)	(338)	(338)	302	(394)

Total other expense, net	(3,729)	(798)	(4,568)	(1,130)

Loss before income taxes	(11,234)	(10,288)	(21,353)	(19,577)
Provision for income taxes	(151)	—	(216)	—

Net loss attributable to common stockholders	$(11,385)	$(10,288)	$(21,569)	$(19,577)

Net loss per share attributable to common stockholders, basic and diluted	$(0.29)	$(9.95)	$(1.05)	$(20.80)

Shares used in computing net loss per share attributable to common stockholders, basic and diluted	39,461	1,034	20,584	941

ENPHASE ENERGY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

(Unaudited)

	June 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$66,969	$51,524
Accounts receivable, net of allowances of $109 and $144 as of June 30, 2012 and December 31, 2011, respectively	9,961	17,771
Inventory	30,966	11,228
Prepaid expenses and other	2,581	1,264

Total current assets	110,477	81,787
Property and equipment, net	24,652	18,411
Other assets	1,360	6,044

Total assets	$136,489	$106,242

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$25,551	$12,928
Accrued liabilities	12,512	10,100
Deferred revenues	615	23,414
Current portion of term loans	6,488	4,529
Convertible preferred stock warrant liability	—	1,399

Total current liabilities	45,166	52,370

Long-term liabilities:
Deferred revenues	5,067	3,670
Warranty obligations	9,192	6,733
Other liabilities	142	145
Term loans	6,839	10,148
Convertible notes	—	19,202

Total long-term liabilities	21,240	39,898

Total liabilities	66,406	92,268

Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock, $0.00001 par value, no shares authorized, issued or outstanding at June 30, 2012; 23,559 shares authorized, 22,221 shares issued and outstanding at December 31, 2011	—	93,596
Preferred stock, $0.00001 par value, 10,000 shares authorized, none issued and outstanding at June 30, 2012; no shares authorized, issued or outstanding at December 31, 2011	—	—
Common stock, $0.00001 par value, 100,000 shares authorized, 40,753 shares issued and outstanding at June 30, 2012; 41,410 shares authorized, 1,698 shares issued and outstanding at December 31, 2011	—	—
Additional paid-in capital	180,360	9,103
Accumulated deficit	(110,377)	(88,808)
Accumulated other comprehensive income	100	83

Total stockholders’ equity	70,083	13,974

Total liabilities and stockholders’ equity	$136,489	$106,242

ENPHASE ENERGY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2012	2011
Cash flows from operating activities:
Net loss	$(21,569)	$(19,577)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,451	1,212
Provision for doubtful accounts	—	81
Net loss on disposal of assets	110	—
Non-cash interest expense	3,903	216
Stock-based compensation	1,708	856
Change in fair value of convertible preferred stock warrants	(520)	381
Changes in operating assets and liabilities:
Accounts receivable	7,810	(7,212)
Inventory	(19,738)	(1,883)
Prepaid expenses and other assets	(1,317)	(1,967)
Accounts payable, accrued and other liabilities	16,719	10,899
Deferred revenues	(21,402)	793

Net cash used in operating activities	(31,845)	(16,201)

Cash flows from investing activities:
Purchases of property and equipment	(8,013)	(6,610)

Net cash used in investing activities	(8,013)	(6,610)

Cash flows from financing activities:
Proceeds from issuance of convertible notes	—	12,500
Proceeds from private placement of common stock	—	1,097
Proceeds from term loans and debt	2,600	5,635
Term loan and debt issuance costs	—	(189)
Repayments of term loans	(4,076)	(500)
Principal payments under capital leases	(63)	(91)
Proceeds from the exercise of stock options	44	162
Proceeds from issuance of common stock in IPO, net of underwriting discounts and commissions	58,609	—
Payment of offering costs	(1,828)	(238)

Net cash provided by financing activities	55,286	18,376

Effect of exchange rate changes on cash	17	10

Net increase (decrease) in cash and cash equivalents	15,445	(4,425)
Cash and cash equivalents—Beginning of period	51,524	39,993

Cash and cash equivalents—End of period	$66,969	$35,568

ENPHASE ENERGY, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Reconciliation of Net Loss on a GAAP Basis to Net Loss on a Non-GAAP Basis:
Net loss on a GAAP basis	$(11,385)	$(10,288)	$(21,569)	$(19,577)
Stock-based compensation	1,002	481	1,708	856
Non-cash interest expense	2,966	186	3,903	216
(Gains) losses from convertible preferred stock warrant liability revaluation	103	323	(520)	381

Net loss on a non-GAAP basis(1)	$(7,314)	$(9,298)	$(16,478)	$(18,124)

Reconciliation of Basic and Diluted Net Loss per Share on a GAAP Basis to Basic and Diluted Net Loss per Share on a Non-GAAP Basis:
Basic and diluted net loss per share on a GAAP basis asis	$(0.29)	$(9.95)	$(1.05)	$(20.80)
Stock-based compensation	0.02	0.47	0.08	0.91
Non-cash interest expense	0.08	0.18	0.19	0.23
(Gains) losses from convertible preferred stock warrant liability revaluation	—	0.31	(0.02)	0.40

Basic and diluted net loss per share on a non-GAAP basis(1)	$(0.19)	$(8.99)	$(0.80)	$(19.26)

(1)	We present Non-GAAP net loss and Non-GAAP net loss per share as a supplemental measure of our performance. These non-GAAP financial measures exclude stock-based compensation expense, non-cash interest expense and gains or losses from convertible preferred stock warrant liability revaluation. We have reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in the table above. We believe that these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful evaluation of our quarterly and year-to-date 2012 actual results on a comparable basis with our quarterly and year-to-date 2011 results. Our management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

ENPHASE ENERGY, INC.

SUPPLEMENTAL OPERATING DATA

	Quarterly Period
	2Q12	1Q12	4Q11	3Q11	2Q11	1Q11
Net revenues (in thousands)	$55,697	$42,600	$57,134	$44,728	$29,592	$18,069
Gross margin	24.4%	21.8%	22.9%	19.1%	16.2%	14.7%
Microinverter units shipped (in thousands)	403	292	389	286	204	123
Megawatts shipped(1)	86.0	62.5	82.5	60.6	40.8	23.8

(1)	Represents the productive capacity of microinverters shipped.